CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital Properties, Inc.
tdefazio@dbcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties

Announces Monthly Dividend for April 2013

New York, New York, March 26, 2013 — American Realty Capital Properties, Inc. (the “Company”) (NASDAQ: “ARCP”) announced today that, pursuant to the prior authorization of its board of directors, the Company has declared an annualized dividend of $0.900 per share to be paid monthly to stockholders of record at the close of business on the 8th day of each month, payable on the 15th day of such month. Accordingly, on April 15, 2013, the Company will pay a dividend of $0.075 per share to stockholders of record at the close of business on April 8, 2013.

In addition, as previously disclosed, the Company’s board of directors authorized, and the Company declared, its sixth consecutive quarterly increase to its annualized dividend. The annualized dividend will be increased by $0.01, from $0.900 to $0.910 per annum, commencing with the Company’s June 2013 dividend.

Important Notice

American Realty Capital Properties, Inc. is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market that elected to qualify as a real estate investment trust with the year ended December 31, 2011, focused on owning and acquiring single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about the Company can be found on the Company’s website at

www.americanrealtycapitalproperties.com

The statements in this press release that are not historical facts may be forward-looking statements. These forward- looking statements involve risks and uncertainties that could cause the outcome to be materially different.